Exhibit 10.4.4
GANNETT CO., INC.
DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Restated as of January 1, 2005
Amendment No. 3
Effective October 27, 2009, Gannett Co., Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, restated as of January 1, 2005 (the “Plan”), as follows:
1. Section 2.6(a) of the Plan is amended by replacing such section with the following:
(a)	All Participant records, reports and elections shall be maintained and administered on the basis of the Participant’s Deferred Compensation Accounts which are determined based on the Payment Commencement Dates (as defined in Section 2.9(b)) and Method of Payments (as defined in Section 2.9(c)) elected by the Participant, i.e., all amounts that have been elected to be paid on a designated Payment Commencement Date under a designated Method of Payment shall be aggregated into a single Deferred Compensation Account for a Participant for purposes of subsequent recordkeeping and for elections that may be available with respect to the deferred amounts, such as investment elections and payment method elections. Additionally, for recordkeeping purposes one or more separate Deferred Compensation Accounts shall be established for amounts that the Company contributes under Section 2.11 or Article 5 for each Participant. Excluding Deferred Compensation Accounts established for amounts that the Company contributes under Section 2.11 or Article 5, the maximum number of Deferred Compensation Accounts a Participant may have at any time is five, subject to the Committee’s right to increase such limit. Deferred Compensation Accounts are hypothetical accounts only; no actual accounts are established for individual Participants. Except as provided in subsection 2.9(e), the payout rules for a Deferred Compensation Account may not be changed after the rules for that Account have been established.
2.	Section 2.9(c) of the Plan is amended by adding the following new paragraph at the end of such section:
Under rules prescribed by the Committee, at the time the election to defer is made, a Participant may elect to allocate a portion of the Participant’s deferral elections to pre-existing Deferred Compensation Accounts and/or a new Deferred Compensation Account established for such deferral. Notwithstanding the foregoing, excluding Deferred Compensation Accounts established for amounts that the Company contributes under Section 2.11 or Article 5, the maximum number of Deferred Compensation Accounts a Participant may have at any time is five, subject to the Committee’s right to increase such limit. Except as provided in subsection (e), the payout rules for a Deferred Compensation Account may not be changed after the rules for that Account have been established.

3. Section 2.9(d) of the Plan is amended by deleting the second sentence thereof and replacing the third sentence with the following:
A Participant may only have a single beneficiary designation that will apply to all of his/her Deferred Compensation Accounts, and the filing of a new beneficiary designation shall automatically revoke any previous beneficiary designation for all of the Participant’s Deferred Compensation Accounts.
4. The last sentence of Section 2.9(e) is revised by adding “subject to the limitation on the number of Deferred Compensation Accounts a Participant may have” to the end of such section.
5. Section 2.9(f) of the Plan is clarified by adding “(i.e., age 70 for outside Directors and age 65 for Directors who were former Company executives)” after “Board”.
6. Sections 2.10(a)-(d) of the Plan are amended by replacing such sections with the following:
(a)	In order to make any elections or choices permitted hereunder, the Participant must give written or electronic notice to the Committee. A notice electing to defer Compensation shall specify:
(i)	the percentage, specified dollar amount, and/or amount above a specified dollar amount that is to be deferred (provided that the deferral is expected to be an amount that is a least $5,000 for the year);
(ii)	the type of Compensation to be deferred;
(iii)	the funds chosen by the Participant; and
(iv)	the portion of the Participant’s deferral elections that will be made to pre-existing Deferred Compensation Accounts and/or a new Deferred Compensation Account established for such deferral.
In the event that a new Deferred Compensation Account is established for such deferral, the Participant must designate the payout rules that will apply to such Deferred Compensation Account, e.g., the Method of Payment and the Payment Commencement Date, including rules for payment in the event of the Participant’s Disability or death. Each Deferred Compensation Account shall have Section 409A compliant payout rules specifying the Method of Payment and the Payment Commencement Date, including rules for payment in the event of the Participant’s Disability or death. Once established, such payout rules may not be changed except as provided in Section 2.9(e).

(b)	Subject to the requirements of Section 409A, the Committee, in its sole discretion, may establish rules for the manner in which deferral elections may be made and will provide election forms to permit Participants to defer Compensation to be earned during a calendar year. An election by a Participant to defer Compensation shall apply only to Compensation deferred in the calendar year for which the election is effective.
(c)	The last form received by the Committee directing an allocation of amounts in a Deferred Compensation Account among the funds available shall govern until changed by the receipt by the Committee of a subsequent allocation form.
(d)	Notwithstanding any provision in the Plan to the contrary, the Committee may permit elections, designations and allocations to be made through electronic means, and Plan statements and communications may be provided through electronic means.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of October 27, 2009.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
Title: Senior Vice President/Human Resources